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                             [Release Letterhead]

                                                                   EXHIBIT 10.15

                               February 17, 1999

David Roman
19939 Charters Avenue
Saratoga, CA 95070

Dear David:

On behalf of Release Software Corporation (the "Company"), I am pleased to offer you the position of Vice President of Marketing, reporting to Carolyn Rogers, Chief Executive Officer. The terms of your relationship with the Company will be indicated herein. Your expected start date with the Company is today, February 17, 1999.

Your annual base salary will be $165,000. Your salary will be paid on a semi-monthly basis (subject to normal required withholdings and deductions). You will also be eligible for up to a $25,000 annual performance bonus (pro-rated to your start date), based on achieving your mutually agreed upon MBO's with Carolyn.

In addition, you will be granted an option to purchase 300,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, subject to the approval of the Board of Directors of the Company. This option shall be an incentive stock option to maximum extent permitted by law and shall be immediately exercisable for all of the option shares. This stock will vest at the rate of 1/4 of the shares one year after commencement of employment and 1/48th of the shares each month thereafter of completed employment for the subsequent 36 months. Therefore, upon completion of your fourth full year of employment with the Company, the stock option will be fully vested. Upon the consummation of a merger or sale of assets involving more than a 50% change of ownership of the outstanding voting securities of the Company, 50% of all of your then unvested shares of Common Stock (including such portion of your outstanding stock option referenced in this paragraph) shall accelerate and vest and the applicable repurchase right shall so lapse accordingly.

Release provides a comprehensive Cafeteria Benefits Program in which you will be eligible to participate immediately upon your first day of employment. Release provides you with $185.00 each month to use towards your benefit elections. This program includes medical, dental, vision, disability, life insurance and health care/dependent care reimbursement accounts. We also have a 401(k) Plan, which you will be eligible to participate in beginning April 1, 1999.

Release offers a Personal Time Off (PTO) Plan under which you accrue 1.66 days per month to be used for vacation, illness or any other situation where time off is needed. You will also receive 8 paid holidays per calendar year. Enclosed is a benefits summary, which will give you an overview of the Release benefits. You will receive detailed benefits information after your employment start date.

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As a condition of employment at Release, you are required to produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of two pieces of identification (that is, Social Security, Card, a valid drivers license, or birth certificate).

This documentation must be available on your first day of work. It will also be necessary to sign the Company's standard confidentiality agreement relating to the protection of the Company's proprietary and confidential information, and assignment of inventions. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with her, from any previous employer, any confidential information, trade secrets, or proprietary materials or processes of such former employer. Please note, as with all of our employees, your employment with Release is not for a specific term and can be terminated by either of us with or without cause, at any time, for any reason.

Again, let me indicate how pleased we are to extend you this offer and look forward to having you as part of our team! If you have any questions, please do not hesitate to call me at the office (650) 508-1006 or at home (650) 572-9356.

Very truly yours,

/s/ Marielena Tidwell

Marielena Tidwell
Vice President of Human Resources & Administration
Release Software Corporation

To accept this offer and confirm your start date, please sign and date this offer letter and return in the enclosed envelope.

I am pleased to accept this offer.  I will start work on 2/17/99.

Signature:  /s/ David Roman  Date:  2/17/99


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